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FOR IMMEDIATE RELEASE

         ARC COMMUNICATIONS EXECUTES DEFINITIVE AGREEMENT TO MERGE WITH
                         WI-FI PROVIDER ROOMLINX, INC.


TINTON FALLS, NJ - DECEMBER 9, 2003 - ARC COMMUNICATIONS, INC. (OTCBB: ACOC) ("ARC"), a full service media and technology communications firm, announced today that it has executed a definitive Agreement to merge with privately held RoomLinX, Inc., a leading provider of wireless fidelity ("Wi-Fi") high-speed Internet network solutions to the hospitality industry. The transaction will involve a corporate name change, and a change in the overall strategic direction of the firm. Under the current capitalization structure, following the merger, Arc shares will be held approximately 3/4 by RoomLinX shareholders and 1/4 by Arc shareholders. The closing of the merger is subject to a number of conditions, including approval by the shareholders of Arc and RoomLinX. It is anticipated that the merger will close in the first quarter of 2004.

RoomLinX's fully supported networks allow hotel, conference facility, and other venue operators, to provide their guests with fast, reliable, and most importantly, easy to use Wi-Fi broadband access. RoomLinX currently provides services to hotels, convention centers, corporate apartments and special event participants throughout the US, Canada and UK. RoomLinX operates some of the largest Wi-Fi visitor based networks (VBN) in the Hospitality industry, serving such clients as Westin, Sheraton, Ian Schrager, Dolce International and Hampton Inn hotel chains. The firm has secured Wi-Fi service and support agreements for over 15,000 hotel rooms, and expects to generate in excess of $2,000,000 in revenue in 2003, up from $618,501 in 2002 (Over 223% Growth).

RoomLinX CEO Robert Lunde stated, "We are very optimistic about the future of RoomLinX as a publicly traded company. According to Pyramid Research, our industry is projected to grow at a compound annual rate in excess of 84% over the next five years. We believe that by working closely with Mr. Peter A. Bordes, Arc's current Chairman, and taking advantage of our status as a Public Company, that we will be able to attract the strategic alliances and necessary resources to generate explosive growth and value for our shareholders."

Arc Chairman Peter Bordes stated, "Our Definitive Merger Agreement with RoomLinX represents the final step of a new beginning for Arc which began when I became a shareholder in June 2002. We are simultaneously evaluating the sale of Arc's current business, which reported sales of $224,000 and an operating profit of $37,000 for the quarter ending September 30, 2003. We anticipate making a final determination by the close of the RoomLinX transaction. We look forward to entering the second quarter of 2004 as RoomLinX, Inc., a leader in the revolutionary industry of high speed wireless Internet connectivity."


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Arc  Communications,  Inc.  offers  a  full-range  of  high-tech  communications products and services for clients. Information on Arc is available on its web site http://www.arcomm.com.

The information contained in this press release, including any "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934 contained herein, should be reviewed in conjunction with the Company's Annual Report on Form 10-K and other publicly available information regarding the Company, copies of which are available from the Company upon request. Such publicly available information sets forth many risks and uncertainties related to the Company's business and such statements, including risks and uncertainties related to that are unpredictable and outside of the influence and/or control of the Company.


Contact:

Arc Communications, Inc.
Michael Rubel, 732-224-7988